PROSPECTUS SUPPLEMENT DATED DECEMBER 22, 2000   FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED JULY 11, 2000                     REGISTRATION NO. 333-36790
                                                             CUSIP NO. 00826TAD0

                                AFFYMETRIX, INC.
                                  $225,000,000

               4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND
     1,401,869 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    The information contained herein reflects the two-for-one stock split of the Company's outstanding shares of common stock effective August 21, 2000.

    This prospectus supplement supplements information contained in the prospectus dated July 11, 2000 relating to the potential sale from time to time of up to $225,000,000 aggregate amount of notes and the common stock into which the notes are convertible. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

    The following table supplements the information set forth in the prospectus under the caption "Selling Security Holders" with respect to the selling holders and the respective principal amounts of notes beneficially owned by the selling holders that may be offered pursuant to the prospectus, as amended or supplemented:

                                                          PRINCIPAL AMOUNT    COMMON STOCK
                                                              OF NOTES        ISSUABLE UPON
                                                         BENEFICIALLY OWNED   CONVERSION OF   COMMON STOCK
NAME                                                        AND OFFERED         THE NOTES       OFFERED
----                                                     ------------------   -------------   ------------
General Motors Welfare Benefit Trust (L-T Veba)........       2,500,000           15,576         15,576
Morgan Stanley & Co....................................          25,000              155            155
Peoples Benefit Life Insurance Company.................       2,500,000           15,576         15,576

    None of the above selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.